UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2012

Manhattan Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

787 Seventh Ave, 48th Floor

New York, New York 10019

(Address of Principal Executive Offices)

(212) 554-4305

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

1

Item 1.01. Entry into a Material Definitive Agreement.

In April 2011, TG Therapeutics, Inc. (“TG Therapeutics”), a subsidiary of Manhattan Pharmaceuticals, Inc. (the “Company”), acquired from LFB Biotechnologies, a fully owned subsidiary of France based LFB S.A., an option (the “License Option”) for exclusive worldwide rights (except France/Belgium) to develop and market ublituximab (“LFB-R603” or “R603” or “TG20”), a monoclonal antibody that targets a specific epitope on the B-cell lymphocyte CD20 antigen intended to be marketed under the trade name “Utuxin.TM”

On January 30, 2012, TG Therapeutics exercised the License Option and entered into a license agreement with GTC Biotherapeutics, Inc., LFB Biotechnologies S.A.S. (“LFB”), and LFB/GTC LLC. In connection with the license agreement, TG Therapeutics issued 7,368,000 shares of its common stock to LFB, and the Company agreed to contribute $15 million, less applicable fees and expenses associated with the financing, to TG Therapeutics to fund the development of Utuxin under the license agreement, in exchange for 7,500,000 shares of TG Therapeutics common stock.

Item 8.01. Other Events.

On December 30, 2011, OPN Capital Markets (“OPNCM”) and its affiliated broker-dealer, National Securities Corporation (“NSC” and collectively with OPNCM, “National”), both affiliates of National Holdings, entered into a Placement Agency Agreement (the “PAA”) with the Company in connection with the initial closing of the offering of up to $25 million of stock and warrants of the Company (the “Offering”). Pursuant to the PAA, National is acting as the Company’s placement agent for the Offering.

The Company completed the second closing of the Offering on January 31, 2012, issuing 489,199 shares of the Company’s Series A Preferred Stock (“Preferred Stock”) at a price per share of $20.00 for total gross proceeds, before placement commissions and expenses, of $9,783,980. Investors will also receive warrants to purchase 61,149,875 shares of Company Common Stock. The warrants have an exercise price of $0.04 per share and are exercisable for five years.

The shares of Preferred Stock and warrants sold in the second closing were offered and sold to accredited investors, including members of management, without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act, and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the securities to be issued in the Offering have not been registered under the Securities Act, and until so registered, these securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

As placement agent, National will receive cash commissions equal to 10% of the gross proceeds of the Offering, five-year warrants to purchase shares of the Company’s stock equal to 10% of shares sold in the Offering, and a non-accountable expense allowance equal to two percent of the gross proceeds of the Offering for National’s expenses (not including up to $80,000 of National’s legal expenses and any blue sky fees, both of which the Company will also reimburse). In addition, the Company will also pay to National the cash fee and warrants, determined in accordance with the percentages set forth above, if, during a period of 12 months following the termination of the PAA, the Company signs a definitive agreement with respect to an investment by any party directly or indirectly introduced to the Company by National (regardless of when such investment is consummated), or consummates any investment with any such party. In addition to acting as placement agent in the Offering, National provided advisory services in connection with the Exchange Transaction. National is entitled to receive an advisory fee of $150,000 for such services.

Michael S. Weiss, is a director and Non-Executive Chairman of the Board of Directors of National Holdings. He is also a stockholder of National Holdings and, when combined with his ownership indirectly through Opus and its affiliates, beneficially owns 23.6% of National Holdings, the parent company of NSC. In addition, Opus and NSC are parties to a 50/50 joint venture that shares profits from OPNCM, the investment banking division of NSC that is responsible for managing the Offering. Therefore, Mr. Weiss will indirectly derive benefit from the Offering through Opus’ share of the joint venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manhattan Pharmaceuticals, Inc.
(Registrant)

Date: February 3, 2012

	By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer

-4-